Exhibit 99.1

       Resources Connection Expresses Sympathy on Death of Board Member
                             C. Stephen Mansfield

    COSTA MESA, Calif., Aug. 25 /PRNewswire-FirstCall/ -- Resources Connection, Inc. (Nasdaq: RECN) today extends condolences to the family of longtime board of directors' member C. Stephen Mansfield of Arroyo Grande, California, who died Monday at the age of 64 after a long battle with cancer. Mr. Mansfield had been a member of Resources Connection's board of directors since August 2000 and served as the chairman of the board's Audit Committee. A lecturer in accounting and auditing at California Polytechnic State University, San Luis Obispo, Mr. Mansfield retired as a senior partner with Deloitte & Touche LLP in 1990.

    "We are profoundly saddened by this news," said Donald B. Murray, Chairman and Chief Executive Officer of Resources Connection. "We are thankful for Steve's tremendous contributions to Resources and we are grateful to have had the privilege of working with him. We will miss his wisdom, easy going manner and positive nature."

    "In addition to working together on Resources' board, Steve was a long-time friend," said board member Neil Dimick. "Steve has been a valued member of the board and his leadership and friendship will be greatly missed."

    ABOUT RESOURCES CONNECTION

    Resources Connection, Inc. is an international professional services firm that provides accounting and finance, human capital, information management, internal audit and supply chain services on a project basis. The Company was originated as part of Deloitte in North America. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte Touche Tohmatsu Australia. Resources Connection today is completely independent, autonomous and publicly traded on NASDAQ. In addition to its project professional services, Resources Connection has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.

    Headquartered in Costa Mesa, California, the company operates from more than 60 domestic and international offices. The U.S. client portfolio boasts more than 30 of the Fortune 50 companies. The company was recently named to Forbes Best 200 Small Companies list for the second consecutive year. More information about the company is available at http://www.resourcesconnection.com.

SOURCE  Resources Connection, Inc.
    -0-                             08/25/2004
    /CONTACT: Steve Giusto of Resources Connection, +1-714-430-6500, steve.giusto@resources-us.com/
    /Web site:  http://www.resourcesconnection.com /
    (RECN)

CO:  Resources Connection, Inc.
ST:  California
IN:  FIN
SU:  PER